UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 9, 2015
CELLULAR DYNAMICS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	001-36021 (Commission File Number)	26-1737267 (IRS Employer Identification No.)

525 Science Drive Madison, Wisconsin (Address of principal executive offices)	53711 (Zip Code)
Registrant’s telephone number, including area code: (608) 310-5100
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2015, the Board of Directors of Cellular Dynamics International, Inc. (the “Company”) appointed Timothy D. Daley as Vice President, Chief Financial Officer and Treasurer, effective January 9, 2015. Mr. Daley had been serving as Vice President and Interim Chief Financial Officer of the Company since July 10, 2014.

Mr. Daley, age 46, served as a consultant to the Company since 2009 until he was appointed Interim Chief Financial Officer, providing assistance to the Company with its preparation for its initial public offering in July, 2013 and with its financial reporting as a public company. Since 2004, he has provided part-time and interim CFO/Controller and SEC reporting services to several organizations through his firm Timothy Daley CPA LLC of which he is the sole principal. From 1998 to 2004 he held various finance positions, including Treasurer and Controller, at Sonic Foundry, Inc. Mr. Daley began his career at Coopers and Lybrand where he practiced as a certified public accountant. Mr. Daley holds a Bachelor of Business Administration, Accountancy from the University of Notre Dame.

In connection with his appointment as Vice President, Chief Financial Officer and Treasurer, Mr. Daley entered into an amended and restated employment agreement with the Company dated January 9, 2015 (the “Agreement”). The Agreement provides for an annual base salary of $390,000 for Mr. Daley commencing when he started in his new role on January 9, 2015. Commencing for the calendar year 2015, the Agreement further provides for Mr. Daley to receive an annual bonus based on goals and objectives established at the beginning of the year, with a target of thirty five percent (35%) of his base salary. The Agreement does not have a specified term and provides that if the Company terminates Mr. Daley’s employment without “cause,” or if he resigns for “good reason,” or his employment terminates by reason of his “disability,” as such terms are defined in the Agreement, and such termination occurs prior to January 9, 2017 including in connection with a change of control, as defined in the Agreement, he will be entitled to a lump sum severance payment equal to two hundred percent (200%) of his then current base salary. If such termination by the Company without “cause,” such resignation by Mr. Daley with “good reason,” or such termination by reason of his “disability” occurs within one year after a change of control and such termination occurs on or after January 9, 2017, then Mr. Daley will be entitled to a lump sum severance payment equal to his then current base salary. These severance benefits are payable within 30 days of an employment termination and are conditioned upon Mr. Daley’s executing, and not revoking, a release for the Company’s benefit. Mr. Daley also is entitled to on option grant in 2015 generally on the same terms and conditions as any option grants would be made to comparable senior executives of the Company.

The foregoing description of Mr. Daley’s employment agreement is qualified in its entirety by the text of such agreement, a copy of which is attached hereto as Exhibit 10.1.1 and is incorporated herein by reference.

In addition, on January 9, 2015, Mr. Daley was granted a non-qualified stock option to purchase 23,000 shares of Company common stock at an exercise price equal to $5.67, the closing price of the Company’s common stock on the date of grant. The stock option will vest as provided in, and otherwise is subject to, the Company’s standard form of executive stock option agreement, a copy of which was filed as Exhibit 10.51 to the Company’s Registration Statement on Form S-1 on June 3, 2013 and is incorporated herein by reference. In connection with this option grant, the option granted to Mr. Daley for his service as Interim CFO was vested as to 12,000 of the shares subject to that option and cancelled as to the option’s remaining 6,000 shares.

Mr. Daley has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01(d).	Exhibits.

Exhibit No.	Description
10.1.1	Employment Agreement dated as of January 9, 2015 between Cellular Dynamics International, Inc. and Timothy D. Daley

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cellular Dynamics International, Inc.
Date: January 12, 2015	By: /s/ Anna M. Geyso
Anna M. Geyso
Senior Vice President, General Counsel and Secretary